As filed with the Securities and Exchange Commission on July 8, 2004

Reg. No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________________________________________

GOLDEN CYCLE GOLD CORPORATION

____________________________________________________________________________

(Exact name of registrant as specified in its charter)

Colorado	84-0630963
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1515 South Tejon, Suite 201, Colorado Springs, Colorado 80906

(719) 471-9013

____________________________________________________________________________

(Address of principal executive offices)

Golden Cycle Gold Corporation 1997 Officers’ & Directors’ Stock Option Plan

Golden Cycle Gold Corporation 2002 Stock Option Plan

____________________________________________________________________________

(Full title of the plans)

R. Herbert Hampton, President, Chief Executive Officer and Treasurer

Golden Cycle Gold Corporation

1515 South Tejon, Suite 201

Colorado Springs, Colorado 80906

(719) 471-9013

________________________________________________

(Name, address and telephone number of agent for service)

Copy to:

Robert H. Haines, Esq.

Blank Rome LLP

405 Lexington Aveneue

New York, New York 10174

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Proposed Maximum Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock
(no par value)	240,000 shares	$ 12.00	$ 2,880,000	$ 364.90

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminate number of shares of the Registrant’s common stock which may become issuable pursuant to the anti-dilution provisions of the stock options granted or to be granted under the Registrant’s 1997 Officers’ & Directors’ Stock Option Plan and its 2002 Stock Option Plan (collectively, the “Plans”).

(2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act, based: (i) as to the 170,000 shares of common stock issuable upon exercise of outstanding options previously granted under the Plans, upon the exercise price of the options, and (ii) as to the 70,000 shares that may be issued upon the exercise of options reserved for issuance under the Plans, upon the average of the high and low sales prices of the Registrant’s common stock as reported by over-the-counter market on June 25, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information. *

Item 2.

Registrant Information and Employee Plan Annual Information. *

*  We will send the documents containing the information specified in Part I of Form S-8 to Plans participants as specified by Rule 428(b)(1) under the Securities Act.  Pursuant to the Instructions to Form S-8, we are not required to file these documents either as part of this registration statement or as prospectuses or prospectus supplements under Rule 424 under the Securities Act. These documents and the documents incorporated by reference into the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

GOLDEN CYCLE GOLD CORPORATION

240,000 Shares of Common Stock

The selling stockholders listed on page 7 of this prospectus are offering for resale up to 240,000 shares of common stock beneficially owned by them. These shares are issuable upon exercise of options granted under Golden Cycle Gold Corporation’s 1997 Officers’ and Directors’ Stock Option Plan and 2002 Stock Option Plan.

The common stock may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter markets, in privately negotiated transactions, or otherwise, at fixed prices that may be changed, market prices prevailing at the time of sale, prices related to the market prices, or at negotiated prices, and in other ways as described in the “Plan of Distribution.” We will receive proceeds from the exercise for cash of the options but not from the sale of the shares by the selling stockholders.

Our common stock is traded on the Pacific Exchange under the symbol “GCC” and in the over-the-counter market in the "pink sheets" under the symbol “GCGC.” On June 25, 2004, the closing bid price of the common stock was $14.00 and $12.00 per share as reported by the Pacific Exchange and pink sheets respectively.

Investing in our common stock involves a high degree of risk. For more information, see “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is July 8, 2004

THE COMPANY

Golden Cycle Gold Corporation was incorporated under the laws of the State of Colorado in 1972 for the purpose of acquiring and developing the company’s mining interests located in the Cripple Creek Mining District of Colorado.

Our primary business has been our participation in the Cripple Creek & Victor Gold Mining Company, a joint venture with AngloGold Colorado. AngloGold Colorado, which was formerly known as Pikes Peak Mining Company, is a wholly-owned subsidiary of AngloGold North America Inc. AngloGold North America, Inc., in turn, is a wholly-owned subsidiary of AngloGold Ltd. The joint venture engages in gold mining activity in the Cripple Creek area, with its principal mining activities currently being conducted at the Cresson mine. Commercial production at the Cresson mine commenced during the first half of 1995.

Through our wholly-owned subsidiary, Golden Cycle Philippines, Inc, we have an agreement with Benguet Corporation, a Philippine mining company, for the exploration, development, and production of mining properties in the Philippines. We also own oil and gas rights with respect to approximately 7,300 acres of land in the Penrose Area of Fremont County, Colorado, and possess two claim groups (Table Top and the Illipah) in Nevada.

Our principal offices are located at 1515 South Tejon, Suite 201, Colorado Springs, Colorado 80906, and our telephone number is (719) 471-9013. Information contained on our web site, www.goldencycle.com, is not deemed to be part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk and is, therefore, speculative in nature and should not be purchased by anyone who cannot afford a loss of his or her entire investment. Prospective investors, prior to purchasing any of the shares, should carefully consider the risks of the gold mining industry and the risks that we specifically face. Our operating results and financial condition could be materially adversely impacted, the trading price of our common stock could decrease, and you might lose some or all of your investment.

Risks Relating to Our Company and Industry

The exploration of mineral properties is highly speculative in nature and is frequently unproductive. We cannot be certain that our acquisition, exploration, and development activities will be commercially successful.

Other than the Cripple Creek joint venture, we do not have any properties (other than CC&V mentioned on page 4) with current or planned gold production. Exploration for minerals is highly speculative. Most exploration projects do not result in the discovery of mineable deposits of ore. Moreover, any mineralization discovery may not be of sufficient quantity or quality to be mined profitably. We use the evaluation work of professional geologists, geophysicists, and engineers for estimates in determining whether to commence or continue mining. These estimates generally rely on scientific and economic assumptions, which in some instances may not be correct. As a result of these uncertainties, we may expend substantial amounts of funds on exploration or mining projects that may ultimately result in failure to locate gold minerals sufficient to justify commercial mining operations.

Due to the nature of mining activities, we face risks of delays and increased costs resulting from environmental, technical, and geological factors.

Mining activities are subject to substantial operating hazards, including weather, environmental conditions, unforeseen technical difficulties, unusual or unexpected geological formations, equipment breakdowns or malfunctions and work interruptions.

There may also be limited availability of water, which is essential to milling operations. The occurrence of any of these events could delay or interrupt production, increase production costs, or result in liability for us. Our results of operation could therefore be affected as well.

We face strong competition in our industry and may not be able to compete effectively.

Our industry consists of numerous companies which compete in the acquisition and development of mining properties. Many of these companies are significantly larger than us or our Cripple Creek joint venture. They may also enjoy access to more capital resources than we do. Our competitors may be able to engage in more exploration activities, acquire rights to more properties with potential quantities of gold, and more easily obtain the funds necessary to conduct production activities. Accordingly, we may not be able to compete effectively with these companies.

The mining and mineral processing industries are subject to extensive governmental regulations which can impose significant costs and burdens.

Our mining activities, including those of the Cripple Creek joint venture, are subject to extensive federal, state, and local regulations governing air and water quality, mine reclamation, solid and hazardous waste handling and disposal, and occupational safety. Although we are not aware of any circumstances which would cause the Cripple Creek joint venture or any of our other properties to be in violation of any of these regulations, there can be no assurance that we and the Cripple Creek joint venture will be able to be in compliance with such regulations in the future. Factors that may lead to our inability to comply with regulations include, for example, future changes in regulations, increased cost of compliance, and our financial condition in the future. Failure to comply with the regulations can result in injunctive action, damages, and civil and criminal penalties, all of which could adversely affect our business.

In addition, as of December 31, 2003, the Cripple Creek joint venture had posted a bond of approximately $41 million with the Colorado Mined Land Reclamation Board to secure reclamation of mining disturbances arising from the Cripple Creek joint venture's mining activities, and will likely be required to post additional sums to accommodate further mining at the Cresson site.

We are subject to risks related to our Philippine activities.

We have entered into an agreement with a Philippine mining company, Benquet Corporation. The operating agreement stipulates that our Philippine subsidiary, Golden Cycle Philippines, Inc., would manage the exploration, development and/or mining of certain designated properties in the Philippines. We have never before engaged in mining activities in the Philippines. Moreover, since our inception in 1972, we have never served as manager of any mining project in the United States or any foreign country. Consequently, we will, in connection with activities in the Philippines, be subject to the risks and uncertainties inherent in any new business enterprise,  such as the ability to hire and retain qualified personnel and to raise sufficient capital.  Further, we may also be subject to certain risks of doing business in foreign countries, such as political instability, unfamiliarity with local laws, and currency exchange risk.  Currently all the activities of the Philippines subsidiary are on hold pending approval of a Mineral Production Sharing Agreement by the Philippine government.  If opportunities to economically pursue activities in the Philippines are available, and if we elect to pursue them, additional capital may be required.  There is no assurance that we will be able to obtain the additional capital, if required, or that such capital would be available to us on terms which would be acceptable.

We are dependent on the efforts of key personnel and may be harmed if we are unable to retain these individuals.

The success of our business depends, in large part, upon the skills and efforts of a small group of key personnel, including R. Herbert Hampton, our President, Chief Executive Officer, and Treasurer. If we are not successful in retaining such key personnel, or attracting similarly qualified individuals, our business may be harmed. We do not maintain “key man” life insurance on any of our key personnel.  Therefore, the loss of our key personnel could adversely impact our ability to execute our business plan, which may adversely affect our results of operations.

Risks Relating to the Cripple Creek Joint Venture

Because we rely on the Cripple Creek joint venture for substantially all of our revenues and cash flow, our business will be harmed if the Cripple Creek joint venture’s operation is negatively impacted.

The Cripple Creek joint venture constitutes our primary business. Gold production at the Cripple Creek joint venture accounted for all of our total gold production in fiscal years ended December 31, 2003 and December 31, 2002. Substantially all of our revenues and cash flow are derived from this gold production. Our results of operations, cash flow, and financial condition could be materially adversely affected if production at the Cresson mine is disrupted due to labor interruptions, technical problems, or environmental factors, such as seismic events, or other unforeseeable events.

In addition, AngloGold has the ability to reduce the Cripple Creek joint venture’s gold production, even without our consent.  For example, during an institutional conference call on April 29, 2004, it announced that the 2004 gold production will experience a shortfall of approximately 10% below the 2004 budget forecast of 348,000 troy ounces of gold (to 310,199 troy ounces).  During the budget formulation process in the fall of 2003, AngloGold already reduced 2004 planned gold production from 416,286 troy ounces, as previously set forth in the mine expansion plan completed in 2003, to approximately 348,914 troy ounces.  AngloGold cited slow gold recoveries as the principal reason for the further 10% decrease in estimated 2004 gold production.  The decrease in gold production will negatively impact the overall profitability of the Cripple Creek joint venture.  We cannot assure you that AngloGold will not further reduce the Cripple Creek joint venture’s planned gold production in the future, which will materially and adversely affect our profitability.

The Cripple Creek joint venture is substantially dependent on AngloGold Colorado for its operating funds and may not be able to continue operations if such funds are no longer available.

The exploration and development of the Cripple Creek joint venture's properties are governed by the terms of the joint venture agreement, which grants operational responsibility and management authority in the joint venture to AngloGold Colorado. If AngloGold Colorado, whose proportionate share of the joint venture's costs is much larger than ours, is not in a position to furnish (or otherwise chooses not to furnish) any operating funds required by the joint venture, it is unlikely that the joint venture would continue in operation. Because the Cripple Creek joint venture constitutes our primary operating asset, such an event would adversely affect our results of operations and financial condition.  Should AngloGold Colorado withdraw from the Cripple Creek joint venture, our primary source of annual operating revenues would cease and, unless we find a new joint venture partner, our ability to continue as a going concern would be severely impaired.  It is uncertain that we would be able to find a new joint venture partner, or that terms satisfactory to us could be negotiated with the new partner.

The Cripple Creek joint venture has a history of losses and, because its profitability depends upon the price of gold, it may incur losses in the future.

The Cripple Creek joint venture has incurred substantial losses during each year of operation except 1996 (with net losses of $5.5 million, $14.3 million, and $17 million for the fiscal years ended 2003, 2002, and 2001, respectively).  There is no assurance that the Cripple Creek joint venture will be able to achieve profitability in any subsequent period or to sustain profitability for an extended period. The ability of the Cripple Creek joint venture to operate on a profitable basis depends, to a large degree, on the market price for gold. The market price of gold is volatile, subject to speculative movement and is affected by numerous factors beyond our control, including international, economic and political conditions, levels of supply and demand, the inventory levels maintained by gold producers and others and, to a lesser degree, inventory carrying costs (primarily interest charges) and international exchange rates. Whether gold prices will maintain a level that will enable the Cripple Creek joint venture to operate profitability on a continuing basis cannot be assured, and until a broader historical record of commercial production at the Cripple Creek joint venture's expanded production facilities has been established, the minimum price of gold necessary to sustain profitable operations over the long term cannot be readily determined.

It is unlikely that we will receive net proceeds from the Cripple Creek joint venture in the foreseeable future.

Based on the amount of the initial loans payable by the Cripple Creek joint venture to AngloGold Colorado ($376,515,000 as of December 31, 2003) which must be repaid prior to the distribution of any net proceeds to us and the amount of income which the joint venture can reasonably be expected to generate over the next several years, we believe that, absent a significant and sustained increase in the price of gold and an improvement in the efficiency of the operations of the joint venture, it is unlikely that we will receive more than the minimum annual distributions from the Cripple Creek joint venture for the foreseeable future based on the current terms of the joint venture agreement. Therefore, even if the Cripple Creek joint venture achieves profitability for a sustained period, it is unlikely that this would have any impact on our cash flow for the foreseeable future.

The Cripple Creek joint venture's gold ore reserve figures are estimated based on a number of assumptions and may yield less gold under actual production conditions than the joint venture currently estimates.

The Cripple Creek joint venture has prepared gold ore reserve estimates in accordance with industry practice and SEC Industry Guide Number 7. Ore reserve estimates are based on prepared mining plans; however actual reserves and/or production may vary from the estimates.  Key assumptions used in the estimation may prove to be inaccurate (such as future gold prices, gold recovery rates, cut-off grades and operating costs). Reserve estimates require revision based on actual experience or new information. Experience may require changes or adjustments to the mining plans in a way which adversely impacts the ore reserve estimates. Future gold prices may decline, operating costs may increase, gold recoveries may decrease to a point which would make mining of lower grade mineralization uneconomical.

Risks Relating to the Offering

Because there is a limited trading market, the sales of shares by the selling stockholders could depress the market price of our common stock. In addition, it may be difficult to sell our common stock.

The shares offered by this prospectus represent approximately 12.6% of the total number of shares of common stock outstanding on the date of this prospectus. Although the common stock is listed on the Pacific Exchange and the “pink sheets,” the trading volume is very limited, averaging approximately 8,967 shares per month during the most recent three months of 2004.  Consequently, sales of substantial amounts of the shares pursuant to this registration statement or otherwise could lead to a decrease in the market price of the common stock.  In addition, because there is such a limited public market for our common stock, there can be no assurance that an active trading market will ever develop. There has been little recent trading activity on the Pacific Exchange, with most activity now taking place through the “pink sheets.” The absence of an active trading market could adversely affect your ability to sell our common stock.

Our stock price has been and could continue to be volatile.

The market price of our common stock has been subject to significant fluctuations. The securities markets have experienced, and are likely to experience in the future, significant price and volume fluctuations which could negatively affect the market price of our common stock without regard to our actual operating performance. In addition, the trading price of our common stock could be subject to significant fluctuations in response to:

•

actual or anticipated variations in our quarterly operating results;

•

public announcements by us or other industry participants;

•

factors affecting the gold market;

•

changes in national or regional economic conditions; and

•

general market conditions.

FORWARD-LOOKING STATEMENTS

Certain statements in this registration statement or the documents incorporated by reference in this registration statement constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to fluctuations in the market price of gold, uncertainties regarding the ability of the Cripple Creek joint venture to operate profitably, and uncertainties regarding our activities in the Philippines, Nevada, or other locations in which we may choose to operate. These unknown risks and uncertainties may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, those set forth under the caption “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” and “plan” and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date of the statement was made.  We undertake no obligation to update any forward-looking statement.

USE OF PROCEEDS

We will receive proceeds from any exercise for cash of options made before the sale of any of the shares of common stock being offered hereby that are underlying any of the options. Any proceeds we receive will be added to our working capital. We will not receive any proceeds from any sales of shares of common stock made from time to time hereunder by the selling stockholders.  We have agreed to bear the expenses in connection with the registration of the common stock being offered hereby by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth information as of June 25, 2004, with respect to the stockholders for which shares are being registered for sale based on information provided by the selling stockholders:

Stockholders for Which Shares are Being Registered for Sale	Beneficial Ownership of Shares of Common Stock, including Shares Registered for Sale	Shares Registered for Sale assuming Exercise of Options	Shares Beneficially Owned Assuming the Sale of the Shares Registered	% of Shares Beneficially Owned Assuming the Sale of the Shares Registered

Orville E. Anderson	20,000	20,000	0	0
Melvin L. Cooper	30,000	30,000	0	0
Rex H. Hampton, Sr.	36,102	30,000	6,102	0.28
Frank M. Orrell	42,660	35,000	7,660	0.36
R. Herbert Hampton	45,102	40,000	5,102	0.24
Robert T. Thul	5,035	5,000	35	0.01
James C. Ruder	5,000	5,000	0	0

R. Herbert Hampton is our President, Chief Executive Officer, Treasurer and Director. Frank M. Orrell was a Director until January 31, 2004 when he voluntarily resigned.  Orville E. Anderson, Melvin C. Cooper and Rex H. Hampton, Sr. were Directors until they were retired due to age, effective June 5, 2003.  James C. Ruder is our Chairman of the Board and a Director, Robert T. Thul is a Director, and Thomas B. Winmill was a Director June 5, 2003 through June 9, 2004.

All of the shares registered for sale are issuable upon exercise of options granted from time to time under the 1997 Officers’ and Directors’ Stock Option Plan or 2002 Stock Option Plan as consideration for the option holder’s service as a director and/or employee and for services rendered and/or to be rendered to us.

The above table assumes as to each stockholder named in the above table the exercise of the options granted under our 1997 Officers’ and Directors’ Stock Option Plan and 2002 Stock Option Plan whether or not currently exercisable and the sale of all of the shares issuable upon exercise of such options but no other options, warrants or convertible securities held by stockholder.  We cannot assure you that any options will be exercised or that any shares of common stock offered by the persons named in the above table will be sold.  The stockholders are not required to exercise any of the options or to sell any of the shares of common stock offered by them.

The above table also assumes for calculating each stockholder’s beneficial and percentage ownership that options, warrants or convertible securities that are held by such stockholder (but not held by any other selling shareholder or person) and are exercisable within 60 days from the date of this prospectus have been exercised and converted.

PLAN OF DISTRIBUTION

The selling stockholders, which may include pledgees, donees, other permitted transferees or other successors-in-interest who have received shares from a selling stockholder after the date of this prospectus, may from time to time, sell all or a portion of the shares in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to these market prices or at negotiated prices.

All costs, expenses and fees in connection with the registration of the shares offered by this prospectus shall be borne by us. Brokerage costs, if any, attributable to the sale of shares will be borne by the selling stockholders.

The shares may be sold by the selling stockholders by one or more of the following methods:

•

under a 10b5-1 trading plan;

•

block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction;

•

purchases by a broker or dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•

through put and call options relating to the shares;

•

negotiated transactions;

•

a combination of any such methods of sale at market prices prevailing at the time of the sale or at negotiated prices; and

•

any other method permitted pursuant to applicable law.

The transactions described above may or may not involve brokers or dealers.

A selling stockholder will not be restricted as to the price or prices at which the selling stockholder may sell his or her shares. Sales of shares by a selling stockholder may depress the market price of our common stock since the number of shares which may be sold by the selling stockholder is relatively large compared to the historical average weekly trading of our common stock. Accordingly, if a selling stockholder were to sell, or attempt to sell, all of such shares at once or during a short time period, we believe such a transaction could adversely affect the market price of our common stock.

From time to time, a selling stockholder may pledge his or her shares under margin provisions of customer agreements with its brokers or under loans with third parties. Upon a default by a selling stockholder, the broker or such third party may offer and sell any pledged shares from time to time.

In effecting sales, brokers and dealers engaged by a selling stockholder may arrange for other brokers or dealers to participate in the sales as agents or principals. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if the broker-dealer acts as agent for the purchaser of such shares, from the purchaser in amounts to be negotiated, which compensation as to a particular broker-dealer might be in excess of customary commissions which are not expected to exceed those customary in the types of transactions involved.  Broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may then resell those shares from time to time in transactions:

•

in the over-the counter market or otherwise;

•

at prices and on terms prevailing at the time of sale;

•

at prices related to the then-current market price; or

•

in negotiated transactions.

These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above.  In connection with these sales, these broker-dealers may pay to or receive from the purchasers of those shares commissions as described above. The selling stockholders may also sell the shares in open market transactions under Rule 144 under the Securities Act, rather than under this prospectus.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholder in sales of the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

The selling stockholders are subject to applicable provisions of the Securities Exchange Act of 1934 and the SEC's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders.

In order to comply with certain states' securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

LEGAL MATTERS

Blank Rome LLP has passed upon the validity of the shares of common stock being offered by this prospectus.

EXPERTS

EKS&H - The financial statements and schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by our current independent certified public accountants, Ehrhardt Keefe Steiner & Hottman P.C.  The financial statements and schedule referred to above have been so incorporated by reference herein in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.

KPMG – The consolidated financial statements of Golden Cycle Gold Corporation as of December 31, 2002 and for the years ended December 31, 2002 and 2001, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and we file reports and other information with the SEC.

You may read and copy any of the reports, statements, or other information we file with the SEC at the SEC's Public Reference Section at 450 Fifth Street, NW, Washington, DC 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents that we previously filed with the SEC are incorporated herein by reference and shall be deemed a part of this prospectus:

1.

Annual Report on Form 10-K for the fiscal year ended December 31, 2003, File No. 001-09385, filed April 14, 2004;

2.

Amendment to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, File No. 001-09385, filed April 30, 2004;

3.

Quarterly Report on Form 10-Q for the three months ended March 31, 2004, File No. 001-09385, filed May 17, 2004;

4.

Current Report on Form 8-K, File No. 001-09385, filed May 6, 2004; and

5.

The description of our common stock contained in our registration statement on Form 8-A, File No. 001-09385, filed January 13, 1987, together with any amendments thereto.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall hereby be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus on the date of filing of the documents. Any statement incorporated in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the registration statement of which it is a part.

This prospectus incorporates our documents by reference that are not presented herein or delivered herewith. These documents are available without charge to any person, including any beneficial owner of our securities, to whom this prospectus is delivered, upon written or oral request to Mr. R. Herbert Hampton, Golden Cycle Gold Corporation, 1515 South Tejon, Suite 201, Colorado Springs, Colorado 80906, telephone: (719) 471-9013.

We have not authorized any dealer, sales person or any other person to give any information or to represent anything not contained in this prospectus.  You must not rely on any unauthorized information.  This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

240,000

Common Stock

Golden Cycle Gold Corporation

PROSPECTUS

JULY 8, 2004

TABLE OF CONTENTS

The Company

Risk Factors

Forward-looking Statements

Use of Proceeds

Selling Stockholders

Plan of Distribution

Legal Matters

Experts

Where You Can Fin More Information

Incorporation of Certain Documents By Reference

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

1.

Annual Report on Form 10-K for the fiscal year ended December 31, 2003, File No. 001-09385, filed April 14, 2004;

2.

Amendment to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, File No. 001-09385, filed April 30, 2004;

3.

Quarterly Report on Form 10-Q for the three months ended March 31, 2004, File No. 001-09385, filed May 17, 2004;

4.

Current Report on Form 8-K, File No. 001-09385, filed May 6, 2004; and

5.

The description of our common stock contained in our registration statement on Form 8-A, File No. 001-09385, filed January 13, 1987, together with any amendments thereto.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

Any reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed documents which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

Article 109 of the Colorado Business Corporation Code grants corporations organized thereunder the power to indemnify on certain conditions any individual against liability incurred in any action or proceeding to which he is a party by reason of being or having been a director of the corporation. However, a corporation may not so indemnify an individual in connection with a proceeding in which he is found to be liable to the corporation or where he is found to have received an improper benefit. Unless limited by a corporation’s articles of incorporation, a corporation is required to indemnify any of its directors or officers of the corporation who was wholly successful in defense of any proceeding to which he was a party, against reasonable expenses, including attorney fees, incurred by him in connection with the proceeding. A corporation may indemnify an officer of the corporation to a greater extent if consistent with law and if provided for in the corporation’s articles of incorporation, by-laws, board or shareholder resolutions, or in a contract.

Article VIII(b) of the registrant’s Articles of Incorporation provides that each person who is made a party or is threatened to be made a party or is involved in any action or proceeding by reason of the fact that he or she is or was a director or officer of the registrant or is or was serving at the request of the registrant as a director or officer of another entity will be indemnified by the registrant to the fullest extent authorized by the Colorado Business Corporation Code against all liability and expense (including attorneys’ fees) reasonably incurred in connection therewith.

Sections 103-102(1) (o) and – (p) and 108-402(1) of the Colorado Business Corporation Code permits a Colorado corporation to include within its articles of incorporation a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for monetary damages resulting from certain breaches of the directors’ fiduciary duty of care.

The registrant’s Articles of Incorporation limit the personal liability of its directors to the fullest extent permitted by Colorado law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.

Exemption from Registration Claimed.

Not Applicable.

Item 8.

Exhibits.

Exhibit No.	Description

4.1	Articles of Incorporation and By-laws (incorporated by reference from Exhibit 2 to the Form 10 filed May 20, 1983)

4.2	1997 Officers’ & Directors’ Stock Option Plan (incorporated by reference from Appendix A of the Definitive Proxy Statement file May 5, 1997)

4.3	2002 Stock Option Plan (incorporated by reference to Appendix A of the Definitive Proxy Statement filed (April 29, 2002)

5.0	Opinion of Blank Rome LLP regarding the legality of the securities being registered hereunder

23.1	Consent of Ehrhardt Keefe Steiner & Hottman, P.C.

23.2	Consent of KPMG LLP

23.3	Consent of Blank Rome LLP (included in Exhibit 5)

24.1	Power of Attorney (included on the Signature Page of this Registration Statement)

Item 9.

Undertakings.

The undersigned Registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on the 8th day of July, 2004.

GOLDEN CYCLE GOLD CORPORATION

By: “R. Herbert Hampton”________________

R. Herbert Hampton

President, Chief Executive Officer, Treasurer and Director

Each person whose signature appears below authorizes each of R. Herbert Hampton and Barbara E. Woodside, or either of them acting individually, as his true and lawful attorney-in-fact, each with full power of substitution, to sign the Registration Statement on Form S-8 of Golden Cycle Gold Corporation including any and all pre-effective and post-effective amendments, in the name and on behalf of each such person, individually and in each capacity stated below, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
“R. Herbert Hampton” R. Herbert Hampton	President, Chief Executive Officer, Treasurer and Director (Principal Executive, Financial and Accounting Officer)	July 8, 2004
“James C. Ruder James C. Ruder	Director	July 8, 2004
“Robert T. Thul” Robert T. Thul	Director	July 8, 2004
“Taki Anagnoston” Taki Anagnoston	Director	July 8, 2004
“Donald Gustafson” Donald Gustafson	Director	July 8, 2004

Exhibit Index

Exhibit No.	Description
4.1	Articles of Incorporation and By-laws (incorporated by reference from Exhibit 2 to the Form 10 filed May 20, 1983)
4.2	1997 Officers' & Directors' Stock Option Plan (incorporated by reference from Appendix A of the Definitive Proxy Statement filed May 5, 1997)
4.3	2002 Stock Option Plan (incorporated by reference to Appendix A of the Definitive Proxy Statement filed April 29, 2002)
5.0	Opinion of Blank Rome LLP regarding the legality of the securities being registered hereunder
23.1	Consent of Ehrhardt Keefe Steiner & Hottman, P.C.
23.2	Consent of KPMG LLP
23.3	Consent of Blank Rome LLP (included in Exhibit 5)
24.1	Power of Attorney (included on the Signature Page of this Registration Statement)

Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Golden Cycle Gold Corporation

We consent to the use of our report dated April 5, 2004, with respect to the consolidated balance sheet of Golden Cycle Gold Corporation and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows, for the year ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/Ehrhardt Keefe Steiner & Hottman PC

    Ehrhardt Keefe Steiner & Hottman PC

June 28, 2004

Denver, Colorado

Exhibit 23.2

Independent Auditors’ Consent

The Board of Director

Golden Cycle Gold Corporation

We consent to the use of our report dated March 21, 2003, with respect to the consolidated balance sheet of Golden Cycle Gold Corporation as of December 31, 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for the years ended December 31, 2002 and 2001, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/KPMG LLP

    KPMG LLP

Denver, Colorado

June 28, 2004

ANNEX A

Don H. Sherwood

Attorney At Law

Tel: (303) 233-0335

10861 West 28th Place

dhsdenver@aol.com

 Denver, Colorado 80215

June 28, 2004

Blank Rome LLP

405 Lexington Avenue

New York, New York 10174

Re:  Golden Cycle Gold Corporation

Ladies and Gentlemen:

I am mining Counsel to Golden Cycle Gold Corporation, a Colorado corporation (the “Company”), and have acted as Colorado counsel to the Company for the limited purpose hereinafter described in connection with the offer and sale by the Company, pursuant to a Registration Statement filed on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), of an aggregate of up to 240,000 shares (the “Plan Shares”) of common stock of the Company, issuable upon exercise of stock options granted and eligible for grant under the Company’s 1997 Officers’ and Directors’ Stock Option Plan and 2002 Stock Option Plan (the “Plans”).

I have examined the Company’s Articles of Incorporation, together with documents handed to me from the Company’s corporate records, including, among other things, the Company’s By-Law; minutes of meetings of its Board of Directors; independent records certified by the Company’s Transfer Agent, and such other documents and records as I deemed necessary as the basis for the opinion hereinafter expressed.  With respect to such examination, I have assumed the genuineness of all signatures appearing on all documents presented to me as originals, and the conformity to the originals of all documents presented to me as conformed or reproduced copies.

Based upon the foregoing, it is my opinion that, under the Colorado Business Corporation Code, 240,000 Plan Shares have been duly authorized, and, when sold, paid for and issued as contemplated by the Registration Statement and by the Plans, will be duly and validly issued, fully-paid, and non-assessable.

Don H. Sherwood

Blank Rome LLP

June 28, 2004

I express no opinion as to any laws other than the said Business Corporation Code of the State of Colorado.

I hereby consent to the reliance by Blank Rome LLP on this opinion.

Very truly yours,

/s/ Don H. Sherwood

     Don H. Sherwood

DHS:d

Cc:  Mr. R. Herbert Hampton

Golden Cycle Gold Corporation

1515 South Tejon Street, Suite 201

Colorado Springs, Colorado 80906

Exhibit 23.3

June 28, 2004

Golden Cycle Gold Corporation

1515 South Tejon

Suite 201

Colorado Springs, Colorado 80906

Golden Cycle Gold Corporation

Gentlemen:

We have acted as counsel to Golden Cycle Gold Corporation, a Colorado Corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, and the General Rules and Regulations thereunder, of 240,000 shares (the “Shares”) of Common Stock of the Company, no par value (the “Common Stock”), issuable upon exercise of stock options granted and eligible for grant under the Company’s 1997 Officers’ & Directors’ Stock Option Plan and 2002 Stock Option Plan (the “Plans”).

We have examined such documents and records as we deem necessary as a basis for the opinion hereinafter expressed.  With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies.  With respect to matters governed by Colorado state law, we have relied upon the opinion of the Company’s Colorado counsel, which opinion is included as ANNEX A hereto.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized and when sold, paid for and issued as contemplated by the Registration Statement and by the Plans, will be duly and validly issued, fully-paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.  In giving this consent, we do not thereby concede that we came within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME LLP

     BLANK ROME LLP

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